UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                              Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Dell Inc.

(Exact name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

On May 13, 2013, the Special Committee of Dell’s Board of Directors issued the following press release:

Dell Special Committee Requests Additional Information on Proposal

From Carl Icahn And Southeastern Asset Management

Round Rock, TX, May 13, 2013 — The Special Committee of the Board of Directors of Dell Inc. (NASDAQ: DELL) today sent a letter to Carl Icahn and Southeastern Asset Management, requesting additional information related to the proposed leveraged recapitalization transaction submitted to the Special Committee on May 9, 2013, as part of the Special Committee’s thorough review of the proposed transaction.

The full text of the letter follows:

May 13, 2013

Mr. Carl C. Icahn

Icahn Enterprises L.P.

767 Fifth Avenue, 47th Floor

New York, NY 10153

Mr. G. Staley Cates

Southeastern Asset Management Inc.

6410 Poplar Avenue, Suite 900

Memphis, TN 38119

Icahn/Southeastern Proposal

Dear Mr. Icahn and Mr. Cates:

We have received your letter dated May 9, 2013, addressed to the Board of Directors of Dell Inc. (“Dell” or the “Company”), in which you outline a potential transaction in which the Company’s stockholders would be entitled to elect to receive either $12.00 per share in cash or $12.00 in additional shares (based on a value your letter assumes to be $1.65 per share) for each share currently held, in addition to retaining their current shares.

It is not clear to us whether you intend to formulate your transaction as an actual acquisition proposal that the Board could evaluate and potentially endorse or accept or rather to propose it as an alternative that the Board could consider in the event the pending sale to Silver Lake and Michael Dell is not approved. In order for the Special Committee of the Board of Directors of Dell to evaluate the transaction you have proposed and potentially negotiate terms which could cause it to constitute a Superior Proposal within the meaning of the pending Merger Agreement, we would need certain clarifications and additional materials, as set forth below.

1.

Please provide a draft of the definitive agreement pursuant to which the transaction would be effected. The Special Committee needs to understand the full terms and structure of the transaction, the extent to which it would be conditioned upon future events and actions, and the remedies that would be available to the Company and its stockholders if the transaction is not consummated.

2.	Please provide comprehensive information regarding the proposed financing for the transaction. We need to understand the terms of the debt financing, and contingencies available if cash on hand or stockholder rollovers are less than anticipated. We would also need to see drafts of forms of commitment papers (and any proposed bridge facility) so that we can assess the certainty of closing.

3.	Please indicate the counterparty and terms of the proposed receivables sale or financing and provide a draft of form of commitment letter or purchase agreement applicable to this proposed sale or financing.

4.	Please describe any contemplated arrangements to provide working capital or other liquidity following the closing. Your proposal does not appear to take into account the additional borrowings that would seem to be required to address the liquidity needs that would result from the extent to which you would use the Company’s cash in the transaction and the fact that you would sell accounts receivable, which would have the effect of reducing future cash flows. In addition to working capital, the Company is likely to have other significant cash needs, such as approximately $1.7 billion of debt maturities within approximately 12 months after closing.

5.	Your proposal assumes that holders of at least 20% of Dell’s shares will elect to receive distributions in the form of additional Dell shares. Please provide the forms of commitment letters pursuant to which your affiliated entities would commit to elect to receive additional shares. In addition, please indicate whether you would obtain similar commitments from holders representing an additional 8% of Dell’s shares (we note, based on your Schedule 13D filings, that your affiliated entities have investment discretion over approximately 12% of Dell’s outstanding shares). If you would not obtain such commitments, please indicate as noted above, the source of the additional cash needed to fund cash distributions in respect of these shares.

6.	Please provide your analysis as to whether the receipt of additional shares by stockholders electing to receive share distributions will be taxable to those stockholders.

7.	Please identify the persons you would expect to form the senior management team of Dell following the transaction, and what role these persons would play in arranging the financing for the proposed transaction. Also, please provide us with a description of the strategy and operating plan you would expect this management team to implement. This information is important both to our assessment of the value of the proposed equity stub and to an evaluation of the financing and completion risk for a highly leveraged transaction of the kind you propose.

8.	Please provide the form of any shareholder agreement, or any pertinent term sheet, governing the relationship between the Icahn and Southeastern affiliated entities so the Special Committee can better understand how decisions relating to the transaction and the Company would be made following the signing of a definitive agreement and following closing of the transaction.

If you have questions about the requested information, please contact Roger Altman, Will Hiltz or Naveen Nataraj at Evercore Partners.

Very truly yours,

The Special Committee of the Board of Directors of Dell Inc.

About Dell

Dell Inc. (NASDAQ: DELL) listens to customers and delivers worldwide innovative technology, business solutions and services they trust and value. For more information, visit www.Dell.com. You may follow the Dell Investor Relations Twitter account at: http://twitter.com/Dellshares. To communicate directly with Dell, go to www.Dell.com/Dellshares.

Contacts for the Special Committee:

George Sard/Paul Verbinnen/Jim Barron/Matt Benson

Sard Verbinnen & Co.

(212) 687-8080

Forward-looking Statements

Any statements in these materials about prospective performance and plans for the Company, the expected timing of the completion of the proposed merger and the ability to complete the proposed merger, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Factors or risks that could cause our actual results to differ materially from the results we anticipate include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the inability to complete the proposed merger due to the failure to obtain stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; (3) the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement; (4) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; and (5) the effect of the announcement of the proposed merger on the Company’s relationships with its customers, operating results and business generally.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in the materials represent our views as of the date hereof. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in the Company’s Annual Report on Form 10–K for the fiscal year ended February 1, 2013, which was filed with the SEC on March 12, 2013, under the heading “Item 1A—Risk Factors,” and in subsequent reports on Forms 10–Q and 8–K filed with the SEC by the Company.

Additional Information and Where to Find It

In connection with the proposed merger transaction, the Company filed with the SEC a preliminary proxy statement and other documents relating to the proposed merger on May 10, 2013. When completed, a definitive proxy statement and a form of proxy will be filed with the SEC and mailed to the Company’s stockholders. Stockholders are urged to read the definitive proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://content.dell.com/us/en/corp/investor-financial-reporting.aspx or by directing a request to: Dell Inc. One Dell Way, Round Rock, Texas 78682, Attn: Investor Relations, (512) 728-7800, investor_relations@dell.com.

The Company and its directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed merger, and their direct or indirect interests, by security holdings or otherwise, which may be different from those of the Company’s stockholders generally, will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended February 1, 2013 and in its definitive proxy statement filed with the SEC on Schedule 14A on May 24, 2012.